BMKR, LLP

Certified Public Accountants

1200 Veterans Memorial Hwy., Suite 350

T 631-293-5000

Hauppauge, New York 11788

F 631-234-4272

www.bmkr.com

Thomas G Kober, CPA

Charles W. Blanchfield, CPA (Retired)

Alfred M. Rizzo, CPA

Bruce A. Meyer, CPA (Retired)

Joseph Mortimer, CPA

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report of Prosperity systems Inc. for the years ended December 31, 2014 and 2013 of our reports dated May 25, 2016 included in its Registration Statement on Form S-1 (No.4) dated June 2, 2016 relating to the financial statements and financial statement schedules for the two years ended December 31, 2014 and 2013 listed in the accompanying index.

BMKR LLP

BMKR LLP

Hauppauge,NY

June 6, 2016

 Member American Institute of Certified Public Accounts

Member Public Company Accounting Oversight Board